As filed with the Securities and Exchange Commission on April 11, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
XPEL, INC.
(Exact name of Registrant as specified in its charter)

Nevada	20-1117381
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

711 Broadway Street Suite 320 San Antonio, Texas 78215
(Address of Principal Executive Offices)

XPEL, Inc. 2020 Equity Incentive Plan
(Full Title of the Plan)

Babatunde Awodiran, Senior Vice President and General Counsel
711 Broadway Street, Suite 320
San Antonio, Texas 78215
(210) 308-8267
(Name, address and telephone number of agent for service)
Copies of all communications to:
Steven R. Jacobs
Jackson Walker L.L.P.
1900 Broadway, Suite 1200
San Antonio, Texas 78215
(210) 978-7700
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Explanatory Note
This Registration Statement on Form S-8 registers 275,000 additional shares of common stock, par value $0.001 per share (“Common Stock”), for issuers under the XPEL, Inc. 2020 Equity Incentive Plan (the “Plan”) representing an increase of 275,000 shares reserved under the Plan, as approved at the annual meeting of Registrant’s stockholders on May 24, 2023.
This Registration Statement registers additional securities of the same class of securities for which the registration statement on Form S-8 filed on July 11, 2022 (No. 333-1266085) is effective. The information contained in the Registrant’s registration statement on Form S-8 (No. 333-1266085) is hereby incorporated by reference pursuant to General Instruction E of Form S-8.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, which previously have been filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:
(a)    The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed:
•Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 28, 2024.
(b)    See the description of the Registrant’s Common Stock contained in the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10, filed with the SEC on April 3, 2019, including any amendments or reports filed for the purpose of updating such description including Exhibit 4.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 28, 2022.
Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement, shall not be deemed “filed” under the Securities Act of 1933, as amended (the “Securities Act”), and does not constitute a part hereof.
All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall hereby be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
The Registrant is a Nevada corporation. Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada Law”) provides that, subject to certain limited statutory exceptions, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless the presumption established by subsection 3 has been rebutted and it is proven that the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a conflicting provision in the corporation’s articles of incorporation unless an amendment to XPEL’s Articles of Incorporation were to provide for greater individual liability.
Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company (any such person, a “Covered Person”), against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with the action, suit or proceeding if the Covered Person (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Covered Person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the Covered Person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of the action or suit if the Covered Person (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification pursuant to this section may not be made for any claim, issue or matter as to which such Covered Person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Law further provides that any discretionary indemnification pursuant to Section 78.7502, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751, may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee or agent of a corporation is proper under the circumstances. The determination must be made by:
(a)The stockholders;
(b)The board of directors, by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or
(c)Independent legal counsel, in a written opinion, if:
(1)A majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders; or
(2)A quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained
Subsection 1 of Section 78.751 of the Nevada Law provides that a corporation shall indemnify any person who is a director, officer, employee or agent to the extent that the person is successful on the merits or otherwise in defense of (a)any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (b)any claim, issue or matter therein, against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees.

Subsection 2 of Section 78.751 of the Nevada Law provides that unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws or an agreement made by the corporation may require the corporation to pay such expenses upon receipt of such an undertaking. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.
Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to this Section 78.751 and Section 78.7502 of the Nevada Law and the advancement of expenses authorized in or ordered by a court pursuant to this Section 78.7502 (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.
Our Amended and Restated Bylaws provide for indemnification of Covered Persons substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of XPEL incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by XPEL as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by XPEL.
XPEL has a contract for insurance coverage under which XPEL and certain Covered Persons (including the directors and officers of XPEL) are covered under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such Covered Persons.
The above-described provisions of the Nevada Law relating to the indemnification of directors and officers do not prohibit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7.    Exemption from Registration Claimed.
Not Applicable.

Item 8.    Exhibits.

No.	Description
4.1
Articles of Incorporation of the Company, filed with the Nevada Secretary of State on October 14, 2003. (Previously filed as Exhibit 3.1 to the Registrant’s Form 10-12B as filed with the Commission on April 3, 2019)

4.2
Certificate of Amendment to the Articles of Incorporation of the Company, filed with the Nevada Secretary of State on December 29, 2003. (Previously filed as Exhibit 3.2 to the Registrant’s Form 10-12B as filed with the Commission on April 3, 2019)

4.3
Certificate of Amendment to the Articles of Incorporation of the Company, filed with the Nevada Secretary of State on June 3, 2018. (Previously filed as Exhibit 3.3 to the Registrant’s Form 10-12B as filed with the Commission on April 3, 2019)

4.4
Amended and Restated Bylaws of the Company, effective as of October 31, 2023 (Previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on November 1, 2023)

5.1*	Opinion of Jackson Walker L.L.P.
10.1	XPEL, Inc. 2020 Equity Incentive Plan (Filed as Exhibit 10.4 to the Registrant’s Annual Report on Form 10-K filed on February 28,2024).
23.1*	Consent of Deloitte and Touche LLP
23.2*	Consent of Jackson Walker L.L.P. (included in the opinion filed as Exhibit 5.1 hereto).
24.1*	Power of Attorney
107.1*	Calculation of Filing Fees Table
_______________
*    Filed herewith
Item 9.    Undertakings.
(a)    The Registrant undertakes the following:
1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on April 11, 2024.

XPEL, INC.

By:	/s/ Barry R. Wood
Barry R. Wood, Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ryan L. Pape	Chairman of the Board, President and Chief Executive Officer and Director (Principal Executive Officer)	April 11, 2024
Ryan L. Pape

/s/ Barry R. Wood	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 11, 2024
Barry R. Wood

*	Director	April 11, 2024
Stacey L. Bogart

*	Director	April 11, 2024
Richard K. Crumly

*	Director	April 11, 2024
Michael A. Klonne

*	Director	April 11, 2024
John F. North

*By: /s/ Babatunde Awodiran
Babatunde Awodiran
Attorney-in-fact

INDEX TO EXHIBITS

No.	Description

5.1*	Opinion of Jackson Walker L.L.P.

23.1*	Consent of Deloitte and Touche LLP

23.2*	Consent of Jackson Walker L.L.P. (included in the opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney

107.1*	Calculation of Filing Fees Table
_______________
*    filed herewith